Exhibit 99.1

SHORT SELLERS ATTACK PETMED EXPRESS D/B/A 1-800-PETMEDS WITH FALSE AND DEFAMATORY REPORT

Delray Beach, Florida, August 23, 2017 - PetMed Express, Inc. (NASDAQ: PETS): PetMed Express, Inc. today issued the following statement in response to market activity in its common stock.

A false and defamatory “report” was published today by Aurelius Value. We believe that this “report” was intended to severely manipulate our stock price downward in support of short sellers. PetMed Express, Inc. categorically denies the allegations and its implications. We are in the process of reporting this manipulation to the appropriate regulators. While the Company dispenses Tramadol and Gabapentin, which represent less than 1% of annual revenue, it is done exclusively pursuant to valid prescriptions from veterinarians for the treatment of animals only. PetMed Express, Inc. will defend itself vigorously against these false allegations, and is also reviewing all legal options at its disposal to hold the author(s) of this article responsible for the baseless attack which has, as of this press release, caused its stock to decrease substantially. Shareholders are cautioned against reacting to the false statements being made.  Our financial statements have been and are routinely audited; and we reiterate that we stand behind the integrity of our financial statements and SEC filings.

Founded in 1996, PetMed Express, Inc. is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2017. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

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